Exhibit 5.1

November 14, 2016

Global Net Lease, Inc.

405 Park Avenue

New York, New York 10022

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Global Net Lease, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of (i) up to 17,275,112 shares (the “Restricted Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which will be issued from time to time, or were previously issued, pursuant to the Amended and Restated Incentive Restricted Share Plan of American Realty Capital Global Trust, Inc. (the “Share Plan”) and (ii) up to 500,000 shares (the “Plan Shares” and, together with the Restricted Shares, the “Shares”) of Common Stock, which will be issued from time to time pursuant to the American Realty Capital Global Daily Net Asset Value Trust, Inc. 2012 Stock Option Plan (the “Option Plan” and, together with the Share Plan, the “Plans”). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). 250,901 of the Restricted Shares (the “Issued Shares”) were issued to certain directors and officers of the Company pursuant to the Share Plan and 17,024,211 of the Restricted Shares (the “Issuable Restricted Shares”) remain issuable pursuant to the Share Plan.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement;

2.       The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.       The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Global Net Lease, Inc.

November 14, 2016

4.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.       Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the approval of the Plans and the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.       The Plans, certified as of the date hereof by an officer of the Company;

7.       A certificate executed by an officer of the Company, dated as of the date hereof; and

8.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Global Net Lease, Inc.

November 14, 2016

5.       None of the Shares have been or will be issued or transferred in violation of any restriction or limitation on ownership and transfer contained in Section 5.7 of the Charter or in the Plans.

6.       Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7.       Each option exercisable for a Share pursuant to the Option Plan (each, an “Option”) will be duly authorized and validly granted in accordance with the Option Plan and exercised in accordance with the terms of the Option Plan, including any stock option agreement or other form of award agreement entered into in connection therewith, at the time of any exercise of such Option.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       The issuance of the Issuable Restricted Shares and the Plan Shares has been duly authorized and, when and to the extent issued in accordance with the Registration Statement, the Resolutions, the Plans and any stock option agreement, restricted stock agreement or other form of award agreement utilized under the Plans, the Issuable Restricted Shares and the Plan Shares will be validly issued, fully paid and nonassessable.

3.       The issuance of the Issued Shares has been duly authorized and the Issued Shares are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Global Net Lease, Inc.

November 14, 2016

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP